 Exhibit 99.1

Rural Cellular Corporation
Announces Pricing of $425 Million Aggregate Principal Amount of
Senior Subordinated Floating Rate Notes

For Immediate Release

May 25, 2007 -- ALEXANDRIA, Minn. -- Rural Cellular Corporation (“RCC” or “the Company”) (NASDAQ: RCCC)  announced today the pricing of $425.0 million aggregate principal amount of senior subordinated floating rate notes due 2013. The senior subordinated floating rate notes will bear interest at LIBOR plus 3.00% per year, adjusted quarterly. The Company intends to use the proceeds of this offering, together with cash on hand, to redeem all its $115.5 million, aggregate principal amount of 11 3/8% Senior Subordinated Debentures due 2010, to redeem all its $300.0 million aggregate principal amount 9 ¾% Senior Subordinated notes due 2010, and general corporate purposes.

The senior subordinated floating rate notes have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This communication shall not constitute an offer to sell or the solicitation of an offer to buy the securities and is issued pursuant to Rule 135c under the Securities Act.

RCC, based in Alexandria, Minnesota, provides wireless communication services to Central, Midwest, Northeast, South and Northwest territories located in 15 states.

Forward-looking statements in this news release, if any, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause the Company not to issue the above-mentioned securities, including the impact of changing economic or business conditions, unfavorable interest rates and other risk factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.

Contact: Suzanne Allen, 320/808-2156
World Wide Web address: http://www.rccwireless.com
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